                                                               Exhibit 2.5(b)(2)

                                                               Execution Copy

                             AMC ENTERTAINMENT INC.
                         106 W. 14th Street, Suite 2000
                           Kansas City, Missouri 64105

                                January 15, 2002

GC Companies, Inc.
1300 Boylston Street
Chestnut Hill, Massachusetts 02467

Attn:    G. Gail Edwards
         President and Chief Operating Officer



Dear Ms. Edwards:

         This letter of amendment ("AMENDMENT") amends and modifies that certain Letter of Intent dated December 6, 2001 (the "LOI") between AMC Entertainment Inc., a Delaware corporation ("AMCE"), and GC Companies, Inc., a Delaware corporation ("GCX"). Capitalized terms used and not defined have the meaning ascribed thereto in the LOI.

         The LOI shall be amended and modified as shown by the blacklined LOI (without exhibits) attached hereto as EXHIBIT A.

         Except as modified by this Amendment, the LOI, a conformed copy of which is attached hereto as EXHIBIT B, remains unchanged and in full force and effect.

                                    Very truly yours,

                                    AMC ENTERTAINMENT INC.


                                    By:
                                          Peter C. Brown
                                          Chairman, Chief Executive Officer
                                          and President


ACKNOWLEDGED AND AGREED TO:

GC COMPANIES, INC.


By:
      G. Gail Edwards
      President and Chief Operating Officer

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--------------------------------------------------------------------------------
For EDGAR filing, language that will be added is preceded by a "<*>" and followed by a "</*>". Language that will be eliminated is preceded by a "<#>"
and followed by a "</#>".
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                                                                       Exhibit A

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                             AMC ENTERTAINMENT INC.
                         106 W. 14th Street, Suite 2000
                           Kansas City, Missouri 64105

                                December 6, 2001
                     <*>(Amended as of January 15, 2002)</*>

GC Companies, Inc.
1300 Boylston Street
Chestnut Hill, Massachusetts 02467

Attn:     G. Gail Edwards
          President and Chief Operating Officer

Dear Ms. Edwards:

     The purpose of this letter of intent ("LETTER") is to set forth certain non-binding understandings and certain binding agreements between AMC Entertainment Inc., a Delaware corporation ("AMCE" or "WE"), and GC Companies, Inc., a Delaware corporation ("GCX" or "YOU"), and its affiliated debtors and debtors in possession (collectively, the "GCX DEBTORS") in cases under chapter 11 of the United States Bankruptcy Code that are currently pending the United States Bankruptcy Court for the District of Delaware (the "COURT") as case nos. 00-3897 (EIK) to 00-3927 (EIK) (the "CHAPTER 11 CASES"), with respect to AMCE's acquisition of newly issued shares of GCX common stock ("NEW GCX STOCK"), representing 100% of the outstanding capital stock of GCX as reorganized pursuant to a plan of reorganization in form and substance reasonably satisfactory to AMCE in the good faith exercise of its discretion that (i) is in all respects consistent with this Letter and the Term Sheet (as defined below),
(ii) does not impose on AMCE any liabilities or obligations in addition to or other than those provided in this Letter and the Term Sheet and (iii) contains such other provisions that AMCE reasonably deems necessary to protect AMCE (the "PLAN"), on the terms and conditions described in this Letter (collectively, the "PROPOSED TRANSACTION").

     Sections 1 and 2 reflect our understanding with respect to the matters described in them, but are not to constitute a complete statement of, or a legally binding or enforceable agreement or commitment on the part of, AMCE or the GCX Debtors with respect to the matters described therein.

     1.   PURCHASE OF GCX AND SUBSIDIARIES.

     (a) On the terms and subject to the conditions (which will be substantially in accordance with this Letter and the Term Sheet) to be set forth in a definitive, legally binding, written agreement to be negotiated and entered into by AMCE and GCX with the approval of AMCE's Board of Directors and GCX's Board of Directors (the "AGREEMENT") and the Plan (collectively, the "TRANSACTION DOCUMENTS"), AMCE intends to acquire substantially all of the assets, properties and business (the "GCX BUSINESS AND ASSETS") of GCX and its subsidiaries through (i) AMCE's acquisition of the New GCX Stock on the effective date of the Plan (the "EFFECTIVE DATE"), (ii) acquisition by a designated AMCE subsidiary of all of the stock of General Cinema International, Inc., and (iii) acquisition by a designated AMCE subsidiary of all or such portion of the stock of reorganized GCC Investments, Inc. as is determined under the treatment of GCX common stock holders as described in the Term Sheet.

     (b) The Transaction Documents will provide that, at the Effective Date, the consideration specified in the Term Sheet for the acquisition of GCX by AMCE attached hereto as EXHIBIT I (the "TERM Sheet") will be issued to or for the benefit of the claimants and equity holders in the Chapter 11 Cases as provided in the Plan.

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     (c)       The Transaction Documents will provide that, at the Effective
          Date, the lessee of each of the domestic theatre leases that is assumed under the Plan shall be a single domestic operating corporation named "General Cinema Theatres, Inc." ("REORGANIZED GCT") that will be a wholly-owned subsidiary of Reorganized GCX, except (i) as otherwise determined by AMCE in its sole discretion or (ii) to the extent any such lease is assigned to Reorganized GCT, if the counterparty to such a contract or lease objects to such assignment and the Court does not approve such assignment (in which case the lessee will be the existing GCX Debtor that is lessee under such lease).

     (d) The Transaction Documents will provide that, to the extent that on the Effective Date GCX has insufficient cash to repay GCX's debtor-in possession credit facility in full and to pay any unpaid "Deduction Claims" (as defined in the Term Sheet), AMCE will fund the shortfall. AMCE also will provide GCX, for presentation to the Court at the Plan confirmation hearing, evidence to support a finding by the Court that the working capital feasibility requirements for the Plan under Section 1129(a)(11) of the Bankruptcy Code are met.

     2.   OTHER PROVISIONS.

          The Agreement will contain usual and customary representations, warranties, covenants and other agreements on behalf of GCX. In addition, AMCE's obligation to consummate the Proposed Transaction will be subject to satisfaction or waiver by AMCE of usual and customary conditions (in any event, not to include due diligence) prior to the Effective Date, including:

     (a) Confirmation of the Plan by the Court (which condition may not be waived by AMCE);

     (b) The confirmed Plan and the confirmation order therefor shall be satisfactory to AMCE in form and substance, provided that the Plan includes terms that are substantially the same as the terms set forth in the Term Sheet;

     (c) No material adverse change in the GCX Business and Assets between August 1, 2001 and the Effective Date, except for such changes that
          (i) are in the ordinary course of the operation of the GCX Business and Assets (taking into account the seasonality of GCX's business and the Chapter 11 reorganization), (ii) are contemplated by the Plan, or
          (iii) occur as a result of the September 11, 2001 terrorist attacks, general economic conditions in South America or currency fluctuations with respect to South American countries;

     (d) The Transaction Documents and other definitive documentation shall be in form and substance reasonably satisfactory to AMCE;

     (e) Each material executory contract and unexpired lease (which includes all theatre leases) of any GCX Debtor not previously assumed, rejected or deemed to have been rejected shall have been assumed, rejected or assumed and assigned to a GCX or AMCE subsidiary designated by AMCE, as determined by AMCE in its sole discretion, except (i) as otherwise provided in the Term Sheet or (ii) if the counterparty to such a contract or lease objects to any such assignment and the Court does not approve such assignment. Each such executory contract and unexpired lease shall have been assumed, rejected or assumed and assigned, as the case may be, as designated by AMCE, by a final Court order satisfactory to AMCE, which may be the Court order confirming the Plan;

     (f) Satisfaction of the JV Loan Purchase Condition described in the Term Sheet; PROVIDED, that the JV Loan Purchase Condition shall be deemed to be waived (unless otherwise agreed by GCX and AMCE) if the SA Lenders (as defined in the Term Sheet) have not entered into a binding agreement satisfactory to AMCE regarding satisfaction of


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          the JV Loan Purchase Condition at least one day prior to the Court hearing for the LOI Order (as defined below), and AMCE has not terminated its obligations under this Letter as a result of the absence of such agreement;

     (g) Each of the lease amendments referenced in the table below shall have become effective:

     ---------------------------------------------------------------------------------------------------
             PROPERTY                                  STATUS OF AMENDMENT
     ---------------------------------------------------------------------------------------------------
     Irving Mall, Irving, Texas (Unit        Fully executed, but not effective until Tenant assumes
     984)                                    the Lease; but if the Lease is not assumed on or before
                                             December 31, 2001, the Amendment is null and void.
     ---------------------------------------------------------------------------------------------------
     Barton Creek, Austin, Texas (Unit       Fully executed, but not effective until Tenant assumes
     982)                                    the Lease; but if the Lease is not assumed on or before
                                             December 31, 2001, the Amendment is null and void.
     ---------------------------------------------------------------------------------------------------
     Franklin Mills, Philadelphia,           Amendment is fully executed but not effective until
     Pennsylvania (Unit 965)                 Tenant assumes Lease in bankruptcy.
     ---------------------------------------------------------------------------------------------------

     (h) The GCX Business and Assets at the Effective Date shall be substantially the same as the GC Business and Assets reflected in GCX's consolidated financial statements at July 31, 2001 (taking into account the seasonality of GCX's business and the Chapter 11 reorganization), and GCX shall have operated the GCX Business and Assets in the ordinary course (taking into account the seasonality of GCX's business and the Chapter 11 reorganization) and paid ongoing ordinary course liabilities (including estimated taxes and assessments) consistent with past practices and GCX's Debtor in Possession Financing Budget and Cash Flow Projection dated November 5, 2001, except for any agreed-upon changes contemplated by the Transaction Documents or that are authorized by AMCE in accordance with that certain Interim Operating Agreement entered into by AMCE and GCX as of this date (the "IOA").

     (i) Obtaining all necessary material consents or approvals of governmental bodies, lenders, lessors or other third parties;

     (j) There shall be no pending or threatened litigation challenging or seeking to modify the Plan or any provision thereof, or that is likely in AMCE's reasonable judgment to have a material adverse effect upon the GC Business and Assets;

     (k) GCX's representations and warranties in the Agreement shall be true in all material respects; and

     (l) Issuance of the New GCX Stock, filing of an Amended and Restated Certificate of Incorporation for Reorganized GCX, adoption of Amended and Restated Bylaws of GCX, consummation of the restructuring contemplated by Section 1(c) above, delivery of certified copies of the Confirmation Order and the docket in the Chapter 11 Cases demonstrating that the Confirmation Order has become a final, non-appealable order of the Court and such other documents of conveyance, closing certificates and other documentation as AMCE may reasonably request.

     3. BINDING AGREEMENTS. Upon execution of counterparts of this Letter by you, the following lettered paragraphs of this Section 3 will constitute the legally binding and enforceable agreement of AMCE and GCX (in recognition of the significant costs to be borne by AMCE and GCX in pursuing this transaction and further in consideration of their mutual undertakings as to the matters described herein).

          (a) ACCESS. Subject to the terms set forth in paragraph (j) below respecting confidentiality and certain other matters, GCX, on reasonable notice, will afford AMCE's employees,


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auditors, legal counsel and other authorized representatives all reasonable opportunity and access during normal business hours to inspect, investigate and audit in a reasonable manner the GC Business and Assets and to meet with GCX personnel before the Effective Date.

          (b) CONSENTS. AMCE and GCX will cooperate with one another and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary material consents and approvals from governmental bodies, lenders, landlords and third parties necessary to consummate the Proposed Transaction, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Transaction Documents and the Proposed Transaction. Without limiting the generality of the foregoing, GCX and AMCE shall file premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR FILING"), as soon as reasonably practicable after execution of this Letter, but in any event
<#>within twenty (20) days following</#> <*>prior to</*> the earlier to occur of
(i) <*>five (5) days following</*> Court approval of this Letter and the IOA, or
(ii) <#>GCX filing the Plan with the Court</#> <*>January 28, 2002</*>.

          (c) DEFINITIVE AGREEMENT. AMCE and GCX will negotiate in good faith to arrive at a mutually acceptable definitive Agreement for approval, execution, and delivery on the earliest reasonably practicable date, but not later than December 21, 2001, subject to extension as provided in paragraph (d) below.
<*>AMCE and GCX acknowledge that this date was extended to January 20, 2002 by
AMCE's extension letter dated December 21, 2001 given pursuant to paragraph
(d).</*>

          (d) BANKRUPTCY PROCESS. GCX shall file a motion seeking an order of the Court approving the binding agreements contained in this Letter and the IOA (the "LOI ORDER") within three (3) business days after execution thereof, which motion shall be reasonably acceptable to AMCE in form and substance in the good faith exercise of its discretion. The LOI Order shall specifically provide for the Termination Payments provided for in paragraph (f)(ii) below and shall otherwise be reasonably satisfactory to AMCE in the good faith exercise of its discretion.

          AMCE, GCX and the Committee of Unsecured Creditors in the Chapter 11 Cases (the "COMMITTEE") will cooperate in the preparation of the Plan, the disclosure statement therefor (the "DISCLOSURE STATEMENT"), the forms of ballots, solicitation procedures and Plan related procedures (collectively, the "PLAN PROCEDURES") and will use commercially reasonable efforts (which shall not be interpreted to require AMCE or GCX to pay any amount other its own attorneys'
fees) to obtain Court approval and confirmation of the Agreement, Plan, Disclosure Statement and Plan Procedures and to implement the Plan in accordance with the following schedule:

          (i) The Court shall have entered the LOI Order, in form and substance reasonably satisfactory to AMCE in the good faith exercise of its discretion, on or before January 15, 2002.<*> AMCE and GCX acknowledge that this date was extended to January 21, 2002 by AMCE's extension letter dated January 11, 2002 given pursuant to this paragraph (d).</*>

          (ii) The Plan, Disclosure Statement and Plan Procedures shall have been filed with the Court on or before December 21, 2001. <*>AMCE and GCX acknowledge that this date was extended to December 27, 2001 with respect to the Plan and Disclosure Statement and to January 10, 2002 with respect to the Plan Procedures by AMCE's extension letter dated December 21, 2001 given pursuant to this paragraph (d).</*>

          (iii) The SA Lenders (as defined in the Term Sheet) shall have entered into a binding agreement satisfactory to AMCE regarding satisfaction of the JV Loan Purchase Condition described in the Term Sheet at least one day prior to the Court hearing for the LOI Order.

          (iv) A Court order approving the adequacy of the Disclosure Statement shall have been entered on or before February 25, 2002.


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          (v)            The applicable waiting period for the HSR Filing shall
               have expired or been terminated early, without the initiation of any enforcement action and without the imposition of any conditions on the Proposed Transaction by the Federal Trade Commission or the Antitrust Division of the Department of Justice, not less than five (5) days prior to the confirmation hearing for the Plan.

          (vi) A Court order confirming the Plan (the "CONFIRMATION ORDER") shall have been entered on or before March 20, 2002.

          (vii) The Confirmation Order shall have become a final, nonappealable order on or before April 1, 2002.

          If AMCE is not in breach of its obligations under this Letter, AMCE may extend any of the dates set forth in any or all of clauses (i)-(vii) above, inclusive, or paragraph (c) above, for a period of up to thirty days, by giving written notice of such election to GCX and the Principal Claimants (as defined below) on or before the applicable date being extended. If GCX is not in breach of its obligations under this Letter, GCX and the Committee may jointly extend any of the dates set forth in any or all of clauses (i)-(vii) above, inclusive, or paragraph (c) above, for a period of up to thirty days, by giving written notice of such election to AMCE and the Principal Claimants (as defined below) on or before the applicable date being extended.

          (e) EXCLUSIVITY. GCX acknowledges that AMCE has expended and will continue to expend considerable time and money in developing the Proposed Transaction, which it is not prepared to continue expending, however, except upon the terms hereof, including the provisions of this paragraph (e).

          (i) NONSOLICITATION. Neither GCX nor any of its respective directors, employees, accountants or other agents and representatives (collectively, "REPRESENTATIVES") shall, directly or indirectly, solicit a competitive bid or proposal from a third party to purchase all or any portion of the GCX Business and Assets or the New GCX Stock, whether in a separate transaction or as part of a plan of reorganization for GCX (a "THIRD PARTY PLAN"), or engage in or continue any discussions or negotiations with any party that has made or who may make such a competitive bid for such New GCX Stock or the Assets.

          (ii)           UNSOLICITED PROPOSALS. Notwithstanding subparagraph
               (i), GCX may consider an unsolicited Third Party Plan if and only if the Court finds that (A) the Third Party Plan would provide for a material increase in the aggregate value of the consideration being paid for all of the GCX Business and Assets compared to the Plan, (B) the Third Party Plan is fully-financed and the third party is otherwise capable of performing its obligations thereunder, and (C) GCX may consider the Third Party Plan.

          (iii) SUPPORT AGREEMENTS. GCX acknowledges that certain claimants and parties in interest in the Chapter 11 Cases, to wit: General Electric Capital Corporation, Harcourt General, Inc. and the Committee (collectively, the "PRINCIPAL CLAIMANTS"), have entered into support agreements with AMCE with respect to the Plan (the "SUPPORT AGREEMENTS") that obligate the Principal Claimants to support the Plan and prevent the Principal Claimants from supporting a Third Party Plan, subject to the terms and conditions of the Support Agreements.

          (f) TERMINATION. GCX acknowledges that AMCE has expended and will continue to expend considerable time and money in developing the Proposed Transaction, which it is not prepared to continue expending, however, except upon the terms hereof, including the provisions of this paragraph (f).


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          (i)            GROUNDS FOR TERMINATION. This Letter may be terminated
               (A) by AMCE, at AMCE's sole discretion, promptly following the passing of the applicable deadline upon written notice to GCX and the Principal Claimants if, through no material fault of AMCE, any event specified to occur as of a certain date in paragraphs
               (c) or (d) above has not occurred as of such date, including any extensions, or (B) by the non-breaching party due to material breach of this Letter by the other party if the breaching party does not cure such breach within thirty (30) days after written notice from the non-breaching party. Upon any such termination, any obligations under this Letter will terminate and no party shall have any liability whatsoever to any other party; PROVIDED, HOWEVER, that notwithstanding any such termination, GCX shall remain liable for payment of the Termination Payments to the extent required under the terms of subparagraph (ii) below. The Termination Payments shall be the sole and exclusive remedy for monetary damages upon the termination or breach of this Letter, the IOA or the Agreement; PROVIDED, that nothing in this Letter shall limit the availability of any equitable remedies, including specific performance, available to AMCE upon GCX's breach of this Letter, the IOA or the Agreement, unless AMCE in fact terminates this Letter, the IOA, the Agreement and the Support Agreements due to such breach and receives the Termination Payments provided in the last sentence of paragraph (f)(ii) below.

          (ii) TERMINATION PAYMENTS. AMCE will be entitled to the payment from the GCX Debtors' estates of a termination fee of $2.5 million (the "TERMINATION FEE") and reimbursement of reasonable and documented out-of-pocket expenses incurred in connection with AMCE's efforts to acquire the GCX Assets and Business, the Term Sheet, the Support Agreements, the Plan and the Proposed Transaction, including the reasonable fees and expenses of AMCE's professionals (the "EXPENSE REIMBURSEMENT"), such Expense Reimbursement not to exceed $750,000 (the Termination Fee and the Expense Reimbursement being collectively the "TERMINATION PAYMENTS"), if: (A) GCX seeks approval of, or the Court approves, any agreement with a third party for the sale of all or any part of the business or assets of GCX; (B) the Plan is not confirmed because GCX seeks confirmation of, or the Court confirms, a chapter 11 plan other than the Plan; (C) (1) AMCE does not terminate this Letter pursuant to <*>Section 3(c) or to</*> clauses (i)-(iv) inclusive of Section 3(d), and (2) an order of the Court confirming the Plan is not entered on or before May 1, 2002 or does not become a final, nonappealable order on or before May 15, 2002, or if the Effective Date does not occur on or before June 1, 2002; or (D) AMCE terminates this Letter under subparagraph (i) above (other than pursuant to
               <*>Section 3(c) or to</*> clauses (i)-(iv) inclusive of Section
               3(d)); in each case other than due to AMCE's breach of its obligations under this Letter, the Agreement or the Support Agreements. Notwithstanding anything in this Letter to the contrary, AMCE shall not be entitled to (and shall promptly return the Termination Payments if previously received by AMCE) if the Plan is consummated. Furthermore, notwithstanding anything in this Letter to the contrary, if the event giving rise to the Termination Payments is a result of GCX's intentional and material breach of this Letter, the IOA or the Agreement, <#>the Termination Fee shall be $5 million instead of $2.5 million and
               </#><*>then (x) AMCE shall be entitled to recover from the GCX
               Debtors' estates the amount by which AMCE's damages arising from such breach (excluding from the calculation of such damages any amounts included in the Expense Reimbursement) exceed the Termination Fee, provided that the additional amount payable to AMCE pursuant to this clause (x) shall not exceed an additional $2.5 million; and (y)</*> the Expense Reimbursement shall not be limited to $750,000<#>, such additional amounts representing the parties reasonable


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               and good faith estimate of the liquidated damages accruing to
               AMCE as the result of such a breach by GCX</#>.

          (iii) STATUS AND PAYMENT OF TERMINATION PAYMENTS. The obligation of the GCX Debtors to pay the Termination Payments shall constitute an allowed administrative claim against <*>each of the</*> GCX <*>Debtors</*> under sections 503 and 507(a) of the Bankruptcy Code. The GCX Debtors shall pay the Termination Payments within three (3) business days of the occurrence of an event described in subparagraph (ii) above.

          (g) COSTS. Except as otherwise provided in paragraph (f)(ii), AMCE and GCX will each be solely responsible for and bear all of its own respective expenses, including expenses of legal counsel, accountants and other advisers, incurred at any time in connection with pursuing or consummating the Proposed Transaction.

          (h) MISCELLANEOUS. The terms set forth in this Letter are a part of a comprehensive agreement, each element of which is an integral aspect of the Proposed Transaction and, as such, are non-severable. Headings are for reference only and do not constitute part of this Letter. The words "includes" and "including" shall not be words of limitation and shall be read to also add "without limitation." This Letter shall be governed by and construed in accordance with the internal laws of the State of New York and any applicable provision of the Bankruptcy Code, without regard to the principles of conflict of laws that would provide for application of another law. Each of the parties acknowledges and agrees that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other right, power or privilege hereunder. This Letter may be executed in counterparts, each of which when taken together shall constitute an original of this Letter. It is understood that this Letter does not contain all matters upon which agreement must be reached in order for the Proposed Transaction to be consummated; HOWEVER, the provisions of Section 3 of this Letter, are acknowledged and agreed to be fully binding on the parties hereto.

          (i) PUBLIC DISCLOSURE. AMCE and GCX may provide copies of this Letter and attachments to parties in interest in the Chapter 11 Cases and as otherwise necessary in connection with the Chapter 11 Cases. AMCE and GCX also shall be entitled to file copies of this Letter with the Court, the Securities and Exchange Commission, the HSR Filing and any exchange upon which AMCE's or GCX's securities are traded, and as otherwise required by law. Subject to the foregoing, neither AMCE nor GCX shall make any public release of information regarding the matters contemplated herein except (i) that simultaneous press releases in the form approved by AMCE and GCX in writing by fax or by E-mail shall be issued by each of AMCE and GCX as promptly as is practicable after the execution of this Letter and at such other times as may be set forth in the Agreement, (ii) AMCE may issue one or more press releases to the effect that it has entered into support agreements with other creditors of the GCX Debtors, after consultation with GCX, and (iii) that AMCE and GCX may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Letter, and (iii) as required by law, the Court, with the Securities and Exchange Commission, the HSR Filing and any exchange upon which AMCE's or GCX's securities are traded.

          (j) CONFIDENTIALITY. AMCE agrees that, except as provided in this Letter, that certain letter agreement respecting confidentiality and nondisclosure dated June 29, 2001 between GCX and AMCE shall remain in effect. The provisions of this paragraph (j) shall survive the termination of this Letter.

          (k) OTHER PLAN PROVISIONS. The Plan shall contain customary release provisions with respect to directors, officers and employees of the GCX Debtors, preserve any pre-petition claims of directors, officers and employees of the GCX Debtors to the extent of coverage therefor under GCX's existing Directors and Officers Insurance Policy ("D&O POLICY") and preserve the rights of the current GCX directors and officers consistent with the GCX bylaws against reorganized GCX with respect to


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advancement of legal fees and expenses up to an aggregate maximum of $250,000 for all individuals, claims and occurrences (subject to replenishment by any reimbursement received by reorganized GCX from any source). In addition, AMCE will fund the procurement of "tail" coverage under the D&O Policy, up to a maximum premium cost of $350,000, which amount will not be an Deduction Claim within the meaning of the Term Sheet.

                     [Remainder of page intentionally blank]


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     We look forward to working with you on the Proposed Transaction.

                                        Very truly yours,

                                        AMC ENTERTAINMENT INC.

                                        By:
                                             Peter C. Brown
                                             Chairman, Chief Executive Officer
                                             and President

ACKNOWLEDGED AND AGREED TO:

GC COMPANIES, INC.

By:
     G. Gail Edwards
     President and Chief Operating Officer


                       SIGNATURE PAGE TO LETTER OF INTENT

                                                  CONSENT OF PRINCIPAL CLAIMANTS

The undersigned Principal Claimants in the Chapter 11 Cases hereby consent to this Letter of Intent and acknowledge that it constitutes a "Qualified Letter of Intent" within the meaning of the Support Agreements.

THE COMMITTEE OF UNSECURED CREDITORS
IN THE CHAPTER 11 CASES OF THE GCX DEBTORS

By:
     ----------------------------------
     Name:
     Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By:
     ----------------------------------
     Name:
     Title:

HARCOURT GENERAL, INC.

By:
     ----------------------------------
     Name:
     Title:


                       SIGNATURE PAGE TO LETTER OF INTENT